As filed with the U.S. Securities and Exchange Commission on May 3, 2013

Securities Act File No. 333-184681

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-14

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933  ☒

Pre-Effective Amendment No.

Post-Effective Amendment No. 1  ☒

(Check appropriate box or boxes)

Morgan Stanley Variable Investment Series

(Exact Name of Registrant as Specified in Charter)

522 Fifth Avenue
New York, New York 10036

(Address of Principal Executive Offices: (Number, Street, City, State, Zip Code))

(212) 296-6970
(Area Code and Telephone Number)

Stefanie V. Chang Yu, Esq.
Morgan Stanley Investment Management Inc.
522 Fifth Avenue
New York, New York 10036

(Name and Address of Agent for Service)

Copy to:

Carl Frischling, Esq. Kramer Levin Naftalis & Frankel LLP 1177 Avenue of the Americas New York, New York 10036	Stuart M. Strauss, Esq. Dechert LLP 1095 Avenue of the Americas New York, New York 10036

It is proposed that this filing will become effective immediately pursuant to Rule 462(d) under the Securities Act of 1933, as amended.

No filing fee is required because an indefinite number of shares of beneficial interest of Morgan Stanley Variable Investment Series have previously been registered pursuant to Rule 24f-2 under the Investment Company Act of 1940.

EXPLANATORY NOTE

The Parts A and B of Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-14 (File No. 333-184681), filed with the Securities and Exchange Commission (the “SEC”) on January 16, 2013, are incorporated herein by reference. The definitive versions of Parts A and B were filed with the SEC on January 23, 2013 pursuant to Rule 497 under the Securities Act of 1933, as amended (the “Securities Act”).

This Post-Effective Amendment is being filed solely for the purpose of filing the final tax opinion as Exhibit No. (12) to this Registration Statement on Form N-14.

PART C. OTHER INFORMATION

ITEM 15. INDEMNIFICATION

The response to this item is incorporated herein by reference to Exhibits 1 and 2 under Item 16 below and by reference to Item 30 of the Trust’s Post-Effective Amendment No. 52 to its Registration Statement on Form N-1A dated April 30, 2013 (File Nos. 002-82510; 811-03692).

ITEM 16. EXHIBITS

(1)	(a)

Declaration of Trust, dated February 24, 1983, and all amendments thereto dated June 8, 1983, May 18, 1984, December 18, 1984 and February 23, 1988, and all Instruments Establishing and Designating Additional Series of Shares dated December 15, 1986, October 26, 1989, November 15, 1990 and October 22, 1993, are incorporated herein by reference to Exhibit 1 of Post-Effective Amendment No. 16 to the Registration Statement on Form N-1A, filed on December 1, 1993.

(b)

Amendment to the Declaration of Trust of the Registrant dated August 24, 1995, is incorporated herein by reference to Exhibit 1 of Post-Effective Amendment No. 19 to the Registration Statement on Form N-1A, filed on April 19, 1996.

(c)

Instrument Establishing and Designating Additional Series of Shares dated October 15, 1996, is incorporated herein by reference to Exhibit 1 of Post-Effective Amendment No. 20 to the Registration Statement on Form N-1A, filed on October 17, 1996.

(d)

Instrument Establishing and Designating Additional Series of Shares dated January 29, 1998, is incorporated herein by reference to Exhibit 1 of Post-Effective Amendment No. 22 to the Registration Statement on Form N-1A, filed on February 10, 1998.

(e)

Amendment to the Declaration of Trust of the Registrant dated June 22, 1998, is incorporated herein by reference to Exhibit 1 of Post-Effective Amendment No. 24 to the Registration Statement on Form N-1A, filed on August 31, 1998.

(f)

Form of Instrument Establishing and Designating Additional Series of Shares, dated February 8, 1999, is incorporated herein by reference to Exhibit 1 of Post-Effective Amendment No. 25 to the Registration Statement on Form N-1A, filed on February 10, 1999.

(g)

Form of Instrument Establishing and Designating Additional Classes of Shares, dated February 24, 2000, is incorporated herein by reference to Exhibit 1(g) of Post-Effective Amendment No. 28 to the Registration Statement on Form N-1A, filed on February 29, 2000.

(h)

Instrument Establishing and Designating Additional Series of Shares, dated July 26, 2000, is incorporated herein by reference to Exhibit 1(h) of Post-Effective Amendment No. 29 to the Registration Statement on Form N-1A, filed on August 17, 2000.

(i)

Amendment to the Declaration of Trust of the Registrant, dated June 18, 2001, is incorporated herein by reference to Exhibit 1(j) of Post-Effective Amendment No. 32 to the Registration Statement on Form N-1A, filed on February 26, 2002.

(j)

Amendment to the Declaration of Trust of the Registrant, dated April 19, 2002, is incorporated herein by reference to Exhibit 1(j) of Post-Effective Amendment No. 33 to the Registration Statement on Form N-1A, filed on April 26, 2002.

(k)

Amendment to the Declaration of Trust of the Registrant, dated July 30, 2002, with respect to the name change of the Competitive Edge Best Ideas Portfolio to the Global Advantage Portfolio, is incorporated by reference to Exhibit (a) (11) of Post-Effective Amendment No. 44 to the Registration Statement on Form N-1A, filed on October 30, 2008.

(l)

Amendment to the Declaration of Trust of the Registrant, dated December 23, 2004, with respect to the name change of the European Growth Portfolio to the European Equity Portfolio, is incorporated by reference to Exhibit (a) (12) of

Post-Effective Amendment No. 44 to the Registration Statement on Form N-1A, filed on October 30, 2008.

(m)

Instrument Establishing and Designating Additional Series of Shares, dated April 28, 2005, is incorporated herein by reference to Exhibit (a)(11) of Post-Effective Amendment No. 37 to the Registration Statement on Form N-1A, filed on April 29, 2005.

(n)

Instrument Establishing and Designating Additional Class of Shares, dated April 28, 2005 is incorporated herein by reference to Exhibit (a)(12) of Post-Effective Amendment No. 37 to the Registration Statement on Form N-1A, filed on April 29, 2005.

(o)

Amendment to the Declaration of Trust of the Registrant, dated April 29, 2005, with respect to the name change of the Quality Income Plus Portfolio to the Income Plus Portfolio, is incorporated herein by reference to Exhibit (a)(13) of Post-Effective Amendment No. 37 to the Registration Statement on Form N-1A, filed on April 29, 2005.

(p)

Amendment to the Declaration of Trust of the Registrant, dated April 8, 2008, with respect to the name change of the Equity Portfolio to the Capital Opportunities Portfolio, is incorporated herein by reference to Exhibit (a)(14) of Post-Effective Amendment No. 42 to the Registration Statement on Form N-1A, filed on April 8, 2008.

(q)

Amendment to the Declaration of Trust of the Registrant, dated October 21, 2008, with respect to the name change of the Utilities Portfolio to the Global Infrastructure Portfolio, is incorporated by reference to Exhibit (a) (17) of Post-Effective Amendment No. 44 to the Registration Statement on Form N-1A, filed on October 30, 2008.

(r)

Amendment, dated March 8, 2011, to the Declaration of Trust of the Registrant (with respect to the name change of the Capital Opportunities Portfolio to the Multi Cap Growth Portfolio), is incorporated herein by reference to Exhibit (a)(18) of Post-Effective Amendment No. 48 to the Registration Statement on Form N-1A, filed on April 12, 2011.

(s)

Amendment, dated January 1, 2012, to the Declaration of Trust of the Registrant (with respect to the change in principal place of business and Trustee information), is incorporated herein by reference to Exhibit (a)(19) of Post-Effective Amendment No. 50 to the Registration Statement on Form N-1A, filed on April 11, 2012.

(2)

Amended and Restated By-laws of the Registrant dated February 27, 2008 is incorporated herein by reference to Exhibit (b) of Post-Effective Amendment No. 42 to the Registration Statement on Form N-1A, filed on April 8, 2008.

(3)		Not applicable.

(4)

Agreement and Plan of Reorganization, is incorporated herein by reference to Exhibit A to the Proxy Statement and Prospectus contained in Pre-Effective Amendment No. 1 to the Registration Statement on Form N-14 filed on January 16, 2013.

(5)		Not applicable.

(6)	(a)

Investment Advisory Agreement, dated July 31, 2011 between the Registrant and Morgan Stanley Investment Management Inc., is incorporated herein by reference to Exhibit (d) of Post-Effective Amendment No. 25 to the Registration Statement on Form N-1A, of Morgan Stanley Limited Duration U.S. Government Trust, filed on September 28, 2011.

(b)

Amended and Restated Sub-Advisory Agreement between Morgan Stanley Investment Management Inc. and Morgan Stanley Investment Management Limited, dated July 31, 2011, with respect to the European Equity Portfolio and the Global Infrastructure Portfolio, is incorporated by reference to Exhibit (d) (2) of Post-Effective Amendment No. 16 to the Registration Statement on Form N-1A of Morgan Stanley International Value Equity Fund filed on December 22, 2011.

(c)

Amended and Restated Sub-Advisory Agreement between Morgan Stanley Investment Management Inc. and Morgan Stanley Investment Management Company, dated July 31, 2011, with respect to the Global Infrastructure Portfolio, is incorporated by reference to Exhibit (d)(3) of Post-effective Amendment No. 14 to the Registration Statement on

Form N-1A of Morgan Stanley International Value Equity Fund, filed on December 22, 2011.

(7)	(a)

Distribution Agreement, dated July 31, 2011, between the Registrant and Morgan Stanley Distribution, Inc., is incorporated herein by reference to Exhibit (d)(4) of Post-Effective Amendment No. 50 to the Registration Statement on Form N-1A, filed on April 11, 2012.

(b)

Amended and Restated Participation Agreement, dated December 5, 2003, between the Registrant, Allstate Life Insurance Company, Allstate Life Insurance Company of New York and Glenbrook Life and Annuity Company and Morgan Stanley Distributors Inc., is incorporated herein by reference to exhibit (e)(1) of Post-Effective Amendment No. 35 to the Registration Statement on Form N-1A, filed on April 28, 2004.

(c)

Amended and Restated Participation Agreement, dated July 31, 2003, between the Registrant and Paragon Life Insurance Company and Morgan Stanley Distributors Inc., is incorporated herein by reference to exhibit (e)(2) of Post-Effective Amendment No. 35 to the Registration Statement on Form N-1A, filed on April 28, 2004.

(d)

Participation Agreement, dated September 15, 2003, between the Registrant, Morgan Stanley Distributors Inc. and The Travelers Life and Annuity Company, is incorporated herein by reference to exhibit (e)(3) of Post-Effective Amendment No. 35 to the Registration Statement on Form N-1A, filed on April 28, 2004.

(e)

Participation Agreement, dated September 15, 2003, between the Registrant, Morgan Stanley Distributors Inc. and The Travelers Insurance Company, is incorporated herein by reference to exhibit (e)(4) of Post-Effective Amendment No. 35 to the Registration Statement on Form N-1A, filed on April 28, 2004.

(8)

Retirement Plan for Non-Interested Trustees or Directors is incorporated by reference to Exhibit 6 of Post-Effective Amendment No.26 to the Registration Statement on Form N-1A, filed on April 27, 1999.

(9)	(a)

Custody Agreement between State Street Bank and Trust Company and the Registrant, dated March 7, 2008, and Addendum One to the Custodian Contract, effective March 31, 2010, is incorporated herein by reference to Exhibit (g)(1) of Post-Effective Amendment No. 24 to the Registration Statement on Form N-1A of Morgan Stanley Limited Duration U.S. Government Trust, filed on September 30, 2010.

(b)

Data Access Services Agreement between the Registrant and State Street Bank and Trust Company, is incorporated herein by reference to Exhibit (g)(2) of Post-Effective Amendment No. 24 to the Registration Statement on Form N-1A of Morgan Stanley Limited Duration U.S. Government Trust, filed on September 30, 2010.

(10)	(a)

Amended and Restated Plan of Distribution pursuant to Rule 12b-1, dated July 31, 2011, is incorporated by reference to Exhibit (m) of Post-Effective Amendment No. 50 to the Registration Statement on Form N-1A, filed April 11, 2012.

(b)

Shareholder Services Agreement, dated September 15, 2003, between Morgan Stanley Distributors Inc. and the Travelers Life and Annuity Company, is incorporated herein by reference to Exhibit (h)(3) of Post-Effective Amendment No. 35 to the Registration Statement on Form N-1A, filed on April 28, 2004.

(c)

Shareholder Service Agreement, dated September 15, 2003, between Morgan Stanley Distributors Inc. and The Travelers Insurance Company, is incorporated herein by reference to Exhibit (h)(4) of Post-Effective Amendment No. 35 to the Registration Statement on Form N-1A, filed on April 28, 2004.

(11)		Opinion and Consent of Dechert LLP, is incorporated herein by reference to Exhibit 11 to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-14 filed on January 16, 2013.

(12)		Opinion of Dechert LLP (as to tax matters), is filed herewith.

(13)	(a)

Transfer Agency and Service Agreement between the Registrant and Morgan Stanley Services Company Inc., dated June 1, 2010, is incorporated herein by reference to Exhibit (h)(1) of Post-Effective Amendment No. 24 to the Registration Statement on Form N-1A of Morgan Stanley Limited Duration U.S. Government Trust, filed on September 30, 2010.

(b)

Amendment, effective June 1, 2010, to the Transfer Agency and Services Agreement is incorporated herein by reference to Exhibit (h)(2) of Post-Effective Amendment No. 24 to the Registration Statement filed on Form N-1A of Morgan Stanley Limited Duration U.S. Government Trust, filed on September 30, 2010.

(c)

Administration Agreement, dated July 31, 2011, between Morgan Stanley Services Company Inc., and the Registrant, is incorporated herein by reference to Exhibit (h)(3) of Post-Effective Amendment No. 25 to the Registration Statement on Form N-1A of Morgan Stanley Limited Duration U.S. Government Trust, filed on September 28, 2011.

(14)

Consent of Ernst & Young LLP (with respect to Form N-14), is incorporated herein by reference to Exhibit 14 to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-14 filed on January 16, 2013.

(15)		Not applicable.

(16)

Powers of Attorney of Trustees, dated February 27, 2013, are incorporated herein by reference to Exhibit (q) of Post-Effective Amendment No. 28 to the Registration Statement on Form N-1A of Morgan Stanley Multi Cap Growth Trust, filed on March 15, 2013.

ITEM 17. UNDERTAKINGS

(1) The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement on Form N-14 by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, the reoffering prospectus will contain the information called for by the applicable registration form for the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to this registration statement on Form N-14 and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES

As required by the Securities Act of 1933, this registration statement has been signed on behalf of the registrant, in the City of New York and State of New York on this 3rd day of May, 2013.

MORGAN STANLEY VARIABLE INVESTMENT SERIES

By:	/s/ Arthur Lev
Arthur Lev
President and Principal Executive Officer

As required by the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date
(1) Principal Executive Officer		President and Principal Executive Officer

By:	/s/ Arthur Lev		May 3, 2013
Arthur Lev

(2) Principal Financial Officer		Principal Financial Officer

By:	/s/ Francis J. Smith		May 3, 2013
Francis J. Smith

(3) Majority of the Directors

INDEPENDENT DIRECTORS
Frank L. Bowman		Michael F. Klein
Michael Bozic		Michael E. Nugent
Kathleen A. Dennis		W. Allen Reed
Dr. Manuel H. Johnson		Fergus Reid
Joseph J. Kearns

By:	/s/ Carl Frischling		May 3, 2013
Carl Frischling
Attorney-in-Fact for the Independent Directors

INTERESTED DIRECTOR
James F. Higgins

By:	/s/ Stefanie V. Chang Yu		May 3, 2013
Stefanie V. Chang Yu
Attorney-in-Fact for the Interested Director

EXHIBIT INDEX

(12)	Opinion of Dechert LLP (as to tax matters).